Exhibit 99.1

NEWS RELEASE

CONTACTS: Media Sarah Cassella Manager External Communications T - (412) 433-6777 E - sacassella@uss.com	Investors/Analysts Dan Lesnak General Manager Investor Relations T - (412) 433-1184 E - dtlesnak@uss.com

FOR IMMEDIATE RELEASE
UNITED STATES STEEL CORPORATION ANNOUNCES PRICING OF SENIOR SECURED NOTES OFFERING
PITTSBURGH, May 3, 2016 - United States Steel Corporation (NYSE: X) today announced the pricing of its $980 million aggregate principal amount of 8.375% Senior Secured Notes due 2021 (the “Notes”). The Notes will be issued at a price equal to 100% of their face value. The Notes will pay interest semi-annually in arrears on January 1 and July 1 of each year beginning on January 1, 2017 and will mature on July 1, 2021, unless earlier redeemed or repurchased.
The Company intends to use the net proceeds from the offering for the repayment of outstanding debt, focusing on near-term maturities, and any remaining proceeds for general corporate purposes.
The notes proposed to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States or to any U.S. persons absent registration under the Securities Act, or pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes are being offered only to “qualified institutional buyers” under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons” in

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compliance with Regulation S under the Securities Act.
This press release is issued pursuant to Rule 135c of the Securities Act, is for informational purposes only and shall not constitute an offer to sell nor the solicitation of an offer to buy the notes or any other securities. The offering of the notes will not be made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful.
Cautionary Statement
All statements included in this press release, other than historical information or statements of historical fact, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as, but not limited to, "believes," "expects," "anticipates," "estimates," "intends," "plans," "could," "may," "will," "should," and similar expressions are intended to identify forward-looking statements. All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control that could cause actual results to differ materially from those reflected in such statements. Accordingly, U. S. Steel cautions that the forward-looking statements contained herein are qualified by these and other important factors and uncertainties that could cause results to differ materially from those reflected by such statements. For more information on the potential factors, please review U. S. Steel’s filings with the SEC, including, but not limited to, U. S. Steel’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

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